Item 6. (a)

                                   EXHIBIT 11

                   Statement Re Computation of Net Income Per Share
               (dollars in thousands, except for Net Income Per Share)

                                                                   Three Months Ended
                                                                        March 31,
                                                                   ------------------
                                                                     2000      1999
                                                                   --------  --------
Net income                                                         $  6,360  $  5,465
Less:  Preferred stock dividend                                          42        42
                                                                   --------  --------
Net income applicable to common stock                              $  6,318  $  5,423

Weighted average common shares outstanding                          938,902   919,835

Net Income per common share-basic and diluted                      $   6.73  $   5.89